SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): JUNE 10, 1998

                                 WHX CORPORATION
                                 ---------------
             (Exact name of registrant as specified in its charter)


    New York                     1-2394             13-3768097
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(State or other jurisdiction   (Commission       (IRS Employer
     of incorporation)         File Number)   Identification No.)


                 110 EAST 59TH STREET, NEW YORK, NEW YORK 10022
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                    (Address of principal executive offices)


Registrant's telephone number, including area code: (212) 355-5200


                                       N/A
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         (Former name or former address, if changed since last report.)


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         Item 5.           OTHER EVENTS.

         On June 10, 1998, WHX Corporation (the "Company") announced that it had merged (the "Pension Plan Merger"), subject to certain regulatory matters, its pension plan with those of its wholly-owned Handy & Harman ("H&H") subsidiary. A copy of the press release relating to such announcement is attached hereto as
Exhibit 99.1. Certain holders (the "Subject H&H 7.31% Noteholders") of H&H's 7.31% unsecured senior notes due April 30, 2004 (the "H&H 7.31% Notes") have notified the Company of their position that any merger transaction would constitute a violation of certain covenants relating to the note purchase agreement (the "H&H 7.31% Note Purchase Agreement) dated as of April 17, 1997, under which the H&H 7.31% Notes were issued and that they might declare an Event of Default (the "H&H 7.31% Note Event of Default"). The Company has and continues to attempt to negotiate a settlement of the dispute with the Subject H&H 7.31% Noteholders and has offered to pay them their full principal amount plus accrued interest.

         In addition, on June 16, 1998 the Company filed an action in the Supreme Court of the State of New York, City of New York seeking a declaratory judgment that the Pension Plan Merger is not a breach of any of the covenants contained in the H&H 7.31% Note Purchase Agreement. There can be no assurance that the Company will prevail in this action. On June 17, 1998, the Company was denied a temporary restraining order barring the Subject H&H 7.31% Noteholders from declaring a H&H 7.31% Note Event of Default. A preliminary injunction hearing has been scheduled for July 6, 1998. The Company has cash available sufficient to pay the H&H 7.31% Notes in the event it is required to do so.

         In the event the Subject H&H 7.31% Noteholders declare a H&H 7.31% Note Event of Default and accelerate H&H's obligations (the "H&H 7.31% Notes Acceleration") under the H&H 7.31% Notes, and the Company is not as a matter of law successful in its action described in the previous paragraph, such declaration would, inter alia, constitute an Event of Default (the "WHX 10 1/2% Senior Notes Event of Default") under the Indenture (the "WHX 10 1/2% Senior Notes Indenture") pursuant to which the Company's outstanding 10 1/2% Senior Notes (the "WHX 10 1/2% Senior Notes") were issued. As a result, the Trustee under the WHX 10 1/2% Senior Notes Indenture or the holders of at least 25% in principal amount of the then outstanding WHX 10 1/2% Senior Notes may declare all of the WHX 10 1/2% Senior Notes to be due and payable immediately pursuant to the terms of the WHX 10 1/2% Senior Notes Indenture (the "WHX 10 1/2% Senior Notes Acceleration").

         The H&H 7.31% Notes Acceleration, if held as a matter of law to be valid, would also constitute an event of default under H&H's Revolving Credit Agreement, dated September 29, 1997, with Bank of Nova Scotia as administrative Agent (the "H&H Revolving Credit Agreement"). Pursuant to the H&H Revolving Credit Agreement, the occurrence of an event of default permits the lenders thereunder to

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declare all or a portion of the outstanding  borrowings  under the H&H Revolving
Credit Agreement due and payable.

         The occurrence of a WHX 10 1/2% Senior Notes Event of Default, individually or in combination with a WHX 10 1/2% Senior Notes Acceleration, could constitute a Material Adverse Effect under Wheeling-Pittsburgh Steel Corporation's Second Amended and Restated Credit Agreement dated as of December 28, 1995 (the "WPSC Revolving Credit Facility"), which would result in an event of default and possible acceleration of amounts due thereunder (the "WPSC Revolving Credit Facility Acceleration"). The WPSC Revolving Credit Facility Acceleration would result in the occurrence of an event of default and possible acceleration under Wheeling-Pittsburgh Corporation's ("WPC") 9 1/4% Senior Notes due 2007, WPC's Term Loan Agreement dated November 20, 1997 with DLJ Capital Funding, Inc. as syndication agent and/or WPC's Letter of Credit Agreement with Citibank, N.A. dated August 22, 1994 (collectively, the "Subsidiary Obligations").

         As stated above, the Company has cash available sufficient to pay the H&H 7.31% Notes in the event of a H&H 7.31% Notes Acceleration, in the event such acceleration is held as a matter of law to be valid. However, if the obligations under the WHX 10 1/2% Senior Notes, the H&H Revolving Credit Agreement and/or the Subsidiary Obligations were also accelerated, it is unlikely that the Company would be able to repay such obligations unless it could obtain alternate financing. There can be no assurance that the Company would be able to obtain any such financing on commercially reasonable terms or at all.

         On June 17, 1998, the Company announced that it extended the Exchange Offer relating to the WHX 10 1/2% Senior Notes, which was to expire at 5:00 p.m., New York City time, on June 18, 1998 (as previously extended from June 11,
1998), until 5:00 p.m., New York City time, on June 22, 1998 pursuant to the terms thereof. A copy of the press release relating to such announcement is attached hereto as Exhibit 99.2.

         Item 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)      EXHIBITS.

         99.1 Press release of WHX Corporation dated June 10, 1998 relating to merger of pension plans.

         99.2 Press release of WHX Corporation dated June 17, 1998 relating to extension of Exchange Offer.

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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             WHX CORPORATION



Dated: June 17, 1998                         By: /s/ Ronald LaBow
                                                 --------------------------
                                                 Name:  Ronald LaBow
                                                 Title: Chairman of the Board





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